Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Announces Appointment of Brian Mackey as President & CEO

Norton, Massachusetts – July 21, 2023 – CPS Technologies Corp. (NASDAQ: CPSH) (“CPS” or the “Company”) today announced that Brian Mackey, a seasoned professional with over 20 years of executive leadership experience, has been appointed president and chief executive officer of CPS effective August 14, 2023. His selection comes at the conclusion of an exhaustive search for an appropriate individual following Michael McCormack’s resignation in April, after which the Company’s CFO, Chuck Griffith, has served as acting president.

“We are delighted to welcome Brian Mackey as the Company’s new president and chief executive officer,” said Frank Hughes, chairman of the Company’s board of directors. “Brian brings the vision, expertise, and leadership to further unlock the tremendous capabilities of the senior management team and all CPS employees. The Company is on a very positive trajectory in terms of growth and underlying performance, reflecting a track record of innovation and product development. Brian’s broad experience – most recently honed as CEO of Engi-Mat Co. – will further contribute to this positive trajectory. His industrial background, including highly relevant time with advanced materials and complex electromechanical assemblies, makes him a natural choice for this selection. In addition, his understanding of core aerospace and defense customers and market penetration strategies, along with his overall business acumen, will serve us well going forward.

"We thank Chuck Griffith for the tremendous job he has done as acting president these past few months, and we look forward to his continued service as our CFO."

Brian Mackey added, “I am grateful for the opportunity to join such an innovative company as CPS during this period of sustained growth. Their broad and growing applications, along with their leadership position in the industry, are very attractive, and I look forward to driving the organization through the next phase of expansion.”

Before joining CPS, Mr. Mackey served for five years as the CEO of Engi-Mat Co. in Lexington, Kentucky, a company which develops and produces metal oxide and ceramic nanomaterials for a diverse array of manufacturing customers. Under his leadership, Engi-Mat became a volume provider for a U.S. Navy Program of Record and was awarded significant research funding from the Department of Defense and Department of Energy. Prior to this, Mr. Mackey was the General Manager of the Synchrony Business Unit of Dresser-Rand/Siemens, which develops and manufactures advanced magnetic bearing systems for high-speed rotating machinery. Brian originally joined Synchrony as Chief Operating Officer, a position he held until the company was acquired by Dresser-Rand in 2012. Mr. Mackey also served as an officer in the U.S. Army Corps of Engineers at Fort Bragg, North Carolina (now Fort Liberty); he holds a B.S. in Engineering from the United States Military Academy and an MBA from the University of Pennsylvania’s Wharton School.

About CPS

CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure, and others. CPS’ armor products provide exceptional ballistic protection and environmental durability at a very light weight. CPS is committed to innovation and to supporting our customers in building solutions for the transition to clean energy.

CPS Technologies Corp.
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com